Exhibit 99.1

Senomyx Announces Second Quarter Financial Results:

Company Completes Initial Public Offering;

 Achieves Milestone in Savory Program

LA JOLLA, CA, July 29, 2004 – Senomyx, Inc. (NASDAQ: SNMX), today reported financial results for the quarter and six months ended June 30, 2004. As of June 30, 2004, the Company had cash, cash equivalents and short-term investments of $44.4 million, compared to $15.1 million at March 31, 2004, representing a 194% increase over the prior quarter end balance.

“During the second quarter, we made considerable progress towards our financial goals for 2004, as we raised approximately $34.4 million in net proceeds through our IPO. In addition, our collaborator’s selection of two product candidates from our savory enhancer program for development was an important operational milestone for Senomyx,” commented Kent Snyder, President and CEO of Senomyx.  “The funds raised through our IPO will be used in part to continue the discovery and development of novel flavor enhancers in our savory, sweet and salt programs. We believe our flavor enhancers will allow our collaborators to improve the nutritional profile of their packaged food and beverage products by reducing MSG, sugar and salt content, while maintaining or enhancing taste.  Additionally, we expect to use a portion of the proceeds to expand our technology base and to conduct research involving new taste receptors.  Based upon these discovery and development activities, our goal is to establish additional partnering opportunities in new and existing programs,” added Snyder.

Financial Review

Revenues for the second quarter and year to date, respectively, were $2.2 million and $4.4 million, compared to $2.2 million and $4.4 million for the same periods in 2003.

On a GAAP basis, the net loss applicable to common stockholders for the second quarter of 2004 was $3.4 million, or $0.79 per share, compared to a net loss for the same period in 2003 of $3.9 million, or $2.27 per share. The net loss applicable to common stockholders for the six months ended June 30, 2004 was $8.4 million, or $2.69 per share, compared to a net loss for the same period in 2003 of $7.2 million, or $4.25 per share.

Upon the close of the Company’s IPO on June 25, 2004, all of the Company’s preferred stock converted to 16,205,306 shares of common stock.  If that conversion had taken place prior to January 1, 2003, the pro forma net loss per common share would have been $0.17 and $0.43 for the second quarter and the six months ended June 30, 2004, compared to $0.22 and $0.40, for the same periods in 2003, respectively.

Recent Highlights:

•                  Completed an IPO of 6 million shares at $6.00 per share in June 2004 resulting in net proceeds to the Company of $31.9 million. An additional 450,000 shares at $6.00 per share were issued in July 2004 resulting in net proceeds to the Company of $2.5 million as part of the underwriters’ over-allotment provision.

•                  Received the third milestone payment in the Company’s savory enhancer program, resulting from a collaborator’s formal selection of product candidates S336 and S807 for development.  These product candidates are designed to enhance the taste of naturally occurring glutamate or to enable the reduction or elimination of added monosodium glutamate (MSG) in a variety of packaged food and beverage products, while maintaining or improving the desired savory taste.

•                  Initiated 90-day toxicology studies on the Company’s savory flavor enhancers, S336 and S807.  Results from these studies will be submitted to the Flavor and Extract Manufacturers Association (FEMA) for Generally Recognized As Safe (GRAS) determination.  FEMA GRAS determination allows for use of the Company’s savory enhancers in packaged food and beverage products in the United States and certain other countries.

•                  Strengthened discovery capabilities with the appointment of Nigel Beeley, Ph.D., to the position of Vice President, Discovery.  Dr. Beeley previously served as Vice President and Chief Chemical Officer at Arena Pharmaceuticals, a biopharmaceutical company.  Previous to his appointment at Arena, Dr. Beeley held various positions of increasing responsibility at Amylin Pharmaceuticals, Celltech, Synthelabo Research, and Reckitt and Coleman.

•                  Strengthened product development capabilities with the appointment of Klaus Gubernator, Ph.D., to the position of Vice President, Development.  Dr. Gubernator was previously the Company’s Vice President, Chemistry. The Company further strengthened its product development capabilities with the appointment of Louise Campbell, Ph.D., as Director, Sensory Research.  Dr. Campbell previously served as Manager of Sensory Science at Cadbury Schweppes, one of the largest beverage and confectionery companies in the world.

About Senomyx

Senomyx is a biotechnology company using proprietary taste receptor-based assays and screening technologies to discover and develop novel flavors and flavor enhancers for the packaged food and beverage industry. Senomyx has entered into product discovery and development collaborations with four of the world’s leading packaged food and beverage companies: Campbell Soup Company, The Coca-Cola Company, Kraft Foods Global, Inc. and Nestlé SA. Senomyx’s current programs focus on the development of flavors or flavor enhancers in three taste areas, including savory, sweet and salt.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: the progress and capabilities of Senomyx’s discovery and development programs; the benefits to be derived from relationships with

Senomyx’s product discovery and development collaborators, technology collaborators and licensors and Senomyx’s ability to enter into and maintain these relationships; Senomyx’s ability, or Senomyx’s collaborators’ ability, to successfully satisfy all pertinent regulatory requirements and commercialize products incorporating Senomyx’s flavors and flavor enhancers; and Senomyx’s ability to strengthen discovery and development capabilities. Risks that contribute to the uncertain nature of the forward-looking statements include: Senomyx is dependent on its product discovery and development collaborators for all of Senomyx’s revenue; Senomyx is dependent on its current and any future product discovery and development collaborators to develop and commercialize any flavors or flavor enhancers Senomyx may discover; Senomyx may be unable to develop flavors or flavor enhancers useful for formulation into products; Senomyx or its collaborators may be unable to obtain and maintain the GRAS determination or regulatory approval required for flavors or flavor enhancers to be incorporated into products that are sold; even if Senomyx or its collaborators receive a GRAS determination or regulatory approval and incorporate Senomyx flavors or flavor enhancers into products, those products may never be commercially successful; and Senomyx’s ability to compete in the flavor and flavor enhancer market may decline if Senomyx does not adequately protect its proprietary technologies. These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its Prospectus filed with the Securities and Exchange Commission on June 22, 2004, under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

(Financial Information to Follow)

Contacts:

Financial	Investor Relations
John Poyhonen	Susan Neath
Senomyx, Inc.	Atkins + Associates
858-646-8302	858-527-3486

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Selected Financial Information

Condensed Statements of Operations

(unaudited, in thousands, except for per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Revenues	$2,177	$2,203	$4,418	$4,407

Operating Expenses:
Research and development	3,972	4,107	7,922	8,111
General and administrative	1,085	900	2,095	2,175
Non-cash, stock-based compensation	586	1,155	2,866	1,433
Total Operating Expenses	5,643	6,162	12,883	11,719

Loss from operations	(3,466)	(3,959)	(8,465)	(7,312)

Other income/(expense)	36	43	76	100

Net loss	$(3,430)	$(3,916)	$(8,389)	$(7,212)

Basic and diluted net loss per share	$(0.79)	$(2.27)	$(2.69)	$(4.25)

Weighted average shares used in computing basic and diluted net loss per share	4,321	1,724	3,123	1,698

Pro forma basic and diluted net loss per share	$(0.17)	$(0.22)	$(0.43)	$(0.40)

Weighted average shares used in computing pro forma basic and diluted net loss per share	20,526	17,929	19,328	17,903

Condensed Balance Sheets

(in thousands)

	June 30, 2004	December 31, 2003
	(unaudited)

Cash, cash equivalents and investments available for sale	$44,439	$17,058
Other current assets	1,516	1,257
Property and equipment, net	1,986	2,125
Total assets	$47,941	$20,440

Current liabilities	$2,642	$1,740
Deferred revenue	1,223	1,415
Long-term liabilities	196	181
Stockholders’ equity	43,880	17,104
Total liabilities and stockholders’ equity	$47,941	$20,440